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Companhia Paranaense de Energia - COPEL
Exhibit 4.1

FOURTH INSTRUMENT OF ADDENDUM TO THE INSTRUMENT OF AGREEMENT ENTERED INTO ON AUGUST 4, 1994 BETWEEN THE STATE OF PARANÁ AND COMPANHIA PARANAENSE DE ENERGIA - COPEL

THE STATE OF PARANÁ, a governmental entity, in this act represented by its Governor, ROBERTO REQUIÃO DE MELLO E SILVA and assisted by the State Treasury Secretary, HERON ARZUA, Planning and General Coordination State Secretary, REINHOLD STEPHANES and State Attorney-General, SÉRGIO BOTTO DE LACERDA, hereinafter simply referred to as STATE and on the other hand, COMPANHIA PARANAENSE DE ENERGIA –COPEL, a mixed corporation, headquartered in the city of Curitiba, State of Paraná, located at Rua Coronel Dulcídio, 800, with Corporate Taxpayer’s ID (CNPJ) 76.483.817 -0001/20, in this act represented by its Chief Executive Officer, PAULO CRUZ PIMENTEL and Chief Financial and Investor Relations Officer, RUBENS GHILARDI, hereinafter simply referred to as COPEL, resolve to make an addendum to the Instrument of Agreement entered into by both parties on August 4, 1994 and addenda, by means of the following clauses and conditions:

CLAUSE ONE – SUBJECT-MATTER

The subject-matter of this Instrument of Addendum is to consolidate the STATE’s reimbursement to COPEL referring to the transfer of credits the latter holds with the Federal Government, subject-matter of the Instrument of Agreement entered into by both parties on August 4,1994, as well as the renegotiation of term.

CLAUSE TWO – CONSOLIDATED AMOUNT

The STATE and COPEL consolidate the reimbursement amount in one billion, one hundred, ninety-seven million, four hundred, three thousand, three hundred, eighty-three Reais and ninety-nine centavos (R$ 1,197,403,383.99), referring to 12.31.2004.

CLAUSE THREE

The amount consolidated in clause two of this instrument shall be reimbursed by the STATE to COPEL in two hundred, forty-four (244) monthly and consecutive installments, the first installment due on 01.31.2005 and the other installments shall be due on same date of subsequent months, calculated by the French Amortization System – Price Table.

PARAGRAPH ONE – The amount of debit balance referring to COPEL’s credit consolidated herein, shall be annually restated, for the purposes of the reimbursement referred to herein by the accumulated variation of the General Price Index – Domestic Cash Funds – column 2 of Getúlio Vargas Foundation - IGP – Di of FGV and bearing interest of five hundred, thirty-eight thousandths per cent (0.538%) per month and then successively for the other subsequent periods.

PARAGRAPH TWO – In the event of delay in the payment of installments, the restatement shall occur as provided for in paragraph one of this clause, bearing interest on arrears of one per cent (1%) per month, calculated “pro rata temporis” until the date of actual payment.

PARAGRAPH THREE – The restated amounts related to the overdue installments from February 2003 to December 24 are included in the amount consolidated in clause two.

CLAUSE FOUR

All the provisions of the Instrument of Agreement entered into by the parties on August 4,1994 and addenda remain in force, except for those in disagreement with clauses set forth herein.

IN WITNESS WHEREOF, the parties execute this instrument in two copies of equal tenor and form, together with the witnesses undersigned.

Curitiba, Janeiro 21,2005.

by the STATE OF PARANÁ

ROBERTO REQUIÃO DE MELLO E SILVA (signed)
State Governor

HERON ARZUA (signed) State Treasury Secretary	REINHOLD STEPHANES (signed) Planning and General Coordination State Secretary

SÉRGIO BOTTO DE LACERDA (signed)
State Attorney-General

By COPEL

PAULO CRUZ PIMENTEL (signed) RUBENS GHILARDI (signed)

Chief Executive Officer Chief Financial and Investor Relations Officer

WITNESSES:

1.	______________________ (illegible signature)

2.	______________________ (illegible signature)